Exhibit 10.10

FIRST AMENDMENT

TO

THE FIFTH THIRD BANCORP MASTER RETIREMENT PLAN

January 1, 2015 Restatement

The Fifth Third Bancorp Master Retirement Plan, as presently maintained under an amendment and restatement made effective as of January 1, 2015, is hereby amended, effective as of January 1, 2016, in the following respects:

1.          A new Section 7.4(d)(3) is added immediately following Section 7.4(d)(2) to provide as follows:

(3)      January 1, 2016 and Later. Effective January 1, 2016, any other provision of the Plan to the contrary notwithstanding, any amount payable to a Participant under the Plan shall be paid in a lump sum, provided that the Actuarial Equivalent of the Participant’s nonforfeitable benefit under the Plan does not exceed $5,000 before payment otherwise begins. Such lump sum shall be paid as soon as administratively feasible following the Participant’s retirement, death, or other termination of employment. In the event of a mandatory distribution greater than $1,000 in accordance with this Section, if the Participant does not elect to receive the distribution directly or to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover in accordance with Section 7.6, then the Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Administrator.

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EXECUTED this 17th day of December, 2015.

FIFTH THIRD BANK

By:	/s/ Teresa Tanner